Exhibit 3(i).1

RESTATEMENT OF THIRD AMENDMENT TO BYLAWS

Whitestone REIT,
a Maryland real estate investment trust

In accordance with Section 8.1 of Article VIII of the Articles of Amendment and Restatement, as supplemented, and Article XIII of the Bylaws, as amended (the “Bylaws”), of Whitestone REIT, a Maryland real estate investment trust, the Bylaws are hereby amended as follows:

The Third Amendment To Bylaws is removed in its entirety and replaced with the following restatement:

The following three sentences are added to Section 2 of Article III thereof:

In addition to meeting the qualifications set forth in Sections 8.2 and 8.3 of Article VIII of the Declaration of Trust, to qualify for nomination or election as a Trustee, an individual, at the time of nomination,

(a) shall have substantial expertise, experience or relationships relevant to the business of the Trust, which may include

(i) commercial real estate experience,

(ii) an in-depth knowledge of and working experience in finance ormarketing,

(iii) capital markets or public company experience,

(iv) university teaching experience in a Master of BusinessAdministration or similar program,

(v) a bachelor’s degree from an accredited university or college inthe United States or the , equivalent degree from an equivalentinstitution of higher learning in another country,

(vi) experience as a chief executive officer, chief operating officeror chief financial officer of a public or private company, or

(vii) public or private board experience,

 (b) shall not have been convicted of a felony or sanctioned or fined for a securities law violation of any nature, and

(c) shall possess such other characteristics as deemed necessary by the Nominating and Corporate Governance Committee and set forth in its Selection Criteria for Board of Trustees.

The Nominating and Corporate Governance Committee in its sole discretion, shall determine whether a nominee satisfies the foregoing qualifications.  The Nominating and Corporate Governance Committee will also recommend nominees to the Board of Trustees to have a diversity of experience, gender, race, ethnicity, and age. Any individual who does not satisfy the qualifications set forth under this Section 2 shall not be eligible for nomination or election as a Trustee.

Except as otherwise set forth in this Restatement of Third Amendment to Bylaws, all other terms and provisions of the Bylaws shall remain in full force and effect.